UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2024

RadNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33307	13-3326724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 Cotner Avenue
Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 478-7808

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	RDNT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2024 RadNet, Inc. (“RadNet”) appointed Cornelis “Kees” Wesdorp, age 47, to serve as President and Chief Executive Officer of its Digital Health segment (“Digital Health”), which includes RadNet’s eRad and Artificial Intelligence businesses, effective October 1, 2024.

Prior to joining RadNet, Mr. Wesdorp served as a Managing Director of the private equity firm Hellman & Friedman in London, where he co-led the EU Operations group since February 2023. From 2017 to 2022 Mr. Wesdorp was an executive with Phillips Group in Amsterdam, starting as an executive vice president overseeing the Diagnostic Imaging businesses before being promoted in 2020 to Phillip’s executive committee with responsibility for overseeing the multi-billion euro Precision Diagnosis Division, focused on diagnostic imaging solutions for health systems including imaging systems, informatics and artificial intelligence. From 2011 to 2016, Mr. Wesdorp was an executive vice president with the private equity firm Bain Capital in London, performing various operating partner roles for portfolio companies. From 2006 to 2011, he served in various management roles with NXP Semiconductor, a semiconductor manufacturing and design company based in Eindhoven, Netherlands. Mr. Wesdorp began his career at McKinsey & Company in Amsterdam. Mr. Wesdorp earned a Masters Degree in Physics from the University of Amsterdam and a PhD in Experimental Atomic Physics from Vrije University in Amsterdam.

On September 11, 2024, Mr. Wesdorp entered into an employment agreement (the “Employment Agreement”) with Aidence B.V., a wholly owned subsidiary of RadNet, which provides that he will serve as a director of Aidence B.V. and as President and Chief Executive Officer of RadNet Digital Health. Mr. Wesdorp will be based in the Netherlands. The employment term will start October 1, 2024, and will continue until terminated by either RadNet or Mr. Wesdorp.

Under the Employment Agreement, Mr. Wesdorp will receive (a) an annual base salary of €636,000, (b) reimbursement for a family medical insurance premium, (c) five weeks (twenty-five days) of vacation per year, and (d) reimbursement of all reasonably incurred business expenses. Mr. Wesdorp will also receive a bonus equal to his annual compensation in both 2026 and 2027, payable on the date that RadNet pays bonuses to its executive officers for that year, provided that (i) the employment agreement remains in effect on such payment date and (ii) Mr. Wesdorp has not been sick or incapacitated for more than an aggregate of thirty calendar days during the twelve months immediately preceding such payment date. The bonus is payable, at the discretion of RadNet’s Compensation Committee, in cash or shares of RadNet’s common stock.

The Employment Agreement contains commercially standard covenants regarding the protection of confidential information and intellectual property rights, as well as restrictions against Mr. Wesdorp competing against RadNet or soliciting its employees during the term of the agreement and for a period of twelve months following its termination. The Employment Agreement also contains provisions regarding, among other things, governing law, dispute resolutions and covenants governing Employee’s conduct. The foregoing summary of the Employment Agreement is not intended to be complete and is qualified in its entirety by reference to the copy of the Employment Agreement attached as Exhibit 10.1 to this report.

In connection with the entry into the Employment Agreement, RadNet has agreed to provide Mr. Wesdorp with a signing bonus of $750,000 payable in shares of RadNet common stock (valued on the commencement of employment) and to grant Mr. Wesdorp restricted stock units for 50,000 shares of RadNet common stock, which will vest in equal 10,000 share increments on each of the succeeding five anniversaries of the commencement of employment. The equity awards will be issued pursuant to RadNet’s Equity Incentive Plan.

On September 12, 2024, RadNet issued a press release announcing the appointment of Mr. Wesdorp, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated September 11, 2024, between Aidence B.V. and Cornelis Wesdorp
99.1	Press Release dated September 12, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadNet, Inc.

	By:	/s/ David J. Katz
David J. Katz
Executive Vice President, Chief Legal Officer and UK Executive Sponsor

Date: September 12, 2024

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